EXHIBIT 99.1

Dolphin Entertainment Q1 2018 Revenue Increases to $5.7 Million, compared to $0.5 million in Q1 2017

NEW YORK and LOS ANGELES, May 15, 2018 /PRNewswire/ -- Dolphin Entertainment (NASDAQ: DLPN), a publicly-traded independent producer of premium feature films and digital content, and parent company of 42West, one of the largest public relations and marketing services firms in the entertainment industry, announces its financial results for the quarter ending March 31, 2018.

Quarterly Highlights

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Revenue of $5.7 million, up from $0.5 million as compared to the same period in the prior year.

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42West Revenue of $5.4 million, up from $4.6 million as compared to the same period in the prior year.

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88.88% of 42West Revenue was from repeat clients (i.e. 42West clients in 2017).

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Operating loss of $98,924 compared to an operating loss of $871,692 in the same period in the prior year.

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Net income of $0.8 million, compared to net income of $4.9 million in the same period in the prior year. The March 31, 2017 net income included $6.8 million of changes in fair value of derivative liabilities as compared to $1.3 million included in the March 31, 2018 net income.

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42West signed many new clients, including the Emmy-nominated star of "Empire," Taraji P. Henson, multi-platinum pop phenomenon Camila Cabello, and comedian and podcaster Marc Maron, along with increased business from existing clients, including Universal Films and one of the largest Internet video streaming services in the world.

Dolphin's CEO, Bill O'Dowd, commented, "Our first quarter has us off to a great start in 2018, with our March 2017 acquisition of 42West really performing for us. Revenue grew substantially, to $5.7 million, compared to half a million in the prior year, with 42West revenue growing to $5.4 million, a 16.34% increase from Q1 2017, which we feel points to, and validates, 42West's market-leading position in the entertainment industry.  To this end, it is worth noting that almost 90% of Q1 42West revenue came from repeat clients, providing a strong base of predictable billings every month."

Mr. O'Dowd continued, "We're also excited about our new clients that we signed in the first quarter, including Taraji P. Henson, Camila Cabello and Marc Maron, among several others. The organic growth of 42West is something we hope to highlight for many quarters and years to come.  Also, as we have noted before, we have a solid pipeline for acquisitions of companies and personnel to complement 42West in public relations and marketing for celebrities and entertainment content. We continue to believe we can close the first of these acquisitions in 2018.  Finally, with respect to our legacy content production business, we remain committed to moving at least one film into production this year, contributing additional revenues from our production division and providing upside optionality in 2019. Between 42West's organic growth, our acquisition pipeline and our feature film production slate, we remain very excited about our business and believe we are well-positioned for meaningful growth in both 2018 and 2019."

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.
Date, Time: Wednesday, May 16, 2018, at 9 a.m. ET
Toll-free: 877-407-0782
International: 201-689-8567
Live Webcast: http://www.investorcalendar.com/event/29627

Conference Call Replay Information

The replay will be available beginning approximately 1 hour after the completion of the live event.
Toll-free: 877.481.4010
International: 919.882.2331
Reference ID: 29627

About Dolphin Entertainment, Inc.

Dolphin Entertainment is a leading independent entertainment marketing and premium content production company. Through our recent acquisition of 42West, we provide expert strategic marketing and publicity services to all of the major film studios, and many of the leading independent distributors and streaming content providers, as well as for hundreds of A-list celebrity talent, including actors, directors, producers and recording artists. 42West is a recognized global leader in PR services for the entertainment industry and, in December 2017, the New York Observer listed 42West as one of the top four most powerful PR firms of any kind in the United States. Our content production business is a long established independent producer, committed to distributing best-in-class film and digital entertainment primarily aimed at family and young adult markets.  The strategic acquisition of 42West brings together industry-leading marketing services with our legacy content production business, creating significant opportunities to serve our respective constituents more strategically and to grow and diversify our revenue streams.

Investor Contact:

James Carbonara
Partner, Hayden IR
james@haydenir.com
+ 1 646 755 7412

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of March 31, 2018	As of December 31, 2017
ASSETS
Current
Cash and cash equivalents	$4,538,122	$5,296,873
Accounts receivable, net of allowance for doubtful accounts of $392,530 and $366,280, respectively.	3,087,579	3,700,618
Other current assets	525,155	422,118
Total current assets	8,150,856	9,419,609
Capitalized production costs	930,947	1,075,645
Intangible assets, net of accumulated amortization of $1,346,558 and $1,043,255, respectively.	8,203,442	8,506,745
Goodwill	12,778,860	12,778,860
Property, equipment and leasehold improvements	1,063,402	1,110,776
Investments	220,000	220,000
Deposits	445,289	485,508
Total Assets	$31,792,796	$33,597,143
LIABILITIES
Current
Accounts payable	$928,265	$1,097,006
Other current liabilities	7,466,944	6,487,819
Line of credit	1,700,390	750,000
Put rights	2,675,568	2,446,216
Accrued compensation	2,562,500	2,500,000
Debt	2,948,492	3,987,220
Loan from related party	1,577,873	1,708,874
Deferred revenue	48,449	48,449
Convertible notes payable	800,000	800,000
Notes payable	500,000	300,000
Total current liabilities	21,208,481	20,125,584
Noncurrent
Warrant liability	1,273,514	1,441,831
Put rights	2,466,846	3,779,794
Convertible notes payable	75,000	75,000
Notes payable	400,000	600,000
Deferred tax	187,537	187,537
Other noncurrent liabilities	936,732	1,311,040
Total noncurrent liabilities	5,339,629	7,395,202
Total Liabilities	26,548,110	27,520,786
STOCKHOLDERS' EQUITY

Common stock, $0.015 par value, 200,000,000 shares authorized, 11,229,144 and 10,565,789, respectively, issued and outstanding at March 31, 2018 and December 31, 2017.	168,437	158,487
Preferred Stock, Series C, $0.001 par value, 50,000 shares authorized, issued and outstanding at March 31, 2018 and December 31, 2017.	1,000	1,000
Additional paid in capital	97,141,970	98,816,550
Accumulated deficit	(92,066,721)	(92,899,680)
Total Stockholders' Equity	$5,244,686	$6,076,357
Total Liabilities and Stockholders' Equity	$31,792,796	$33,597,143

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	For the three months ended
	March 31,
	2018	2017

Revenues:
Entertainment publicity	$5,455,733	$-
Production and distribution	329,192	532,866
Total revenues	5,784,925	532,866

Expenses:
Direct costs	571,336	500,526
Selling, general and administrative	1,032,407	187,774
Depreciation and amortization	371,181	4,635
Legal and professional	459,580	375,269
Payroll	3,449,345	336,354
Total expenses	5,883,849	1,404,558
Loss before other expenses	(98,924)	(871,692)

Other Income (Expenses):
Acquisition costs	-	(537,708)
Change in fair value of warrant liability	168,317	6,823,325
Change in fair value of put rights	1,083,596	-
Interest expense	(267,426)	(452,137)
Total other income (expense)	984,487	5,833,480
Income before income taxes	$885,563	$4,961,788
Income taxes	(52,604)	-
Net income	$832,959	$4,961,788

Income per Share:
Basic	$0.07	$0.69
Diluted	$0.07	$0.10
Weighted average number of shares used in per share calculation
Basic	12,517,660	7,238,707
Diluted	12,786,065	8,652,809